                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       HAIGHTS CROSS COMMUNICATIONS, INC.
                                    AS "HCCI"

                         HAIGHTS CROSS OPERATING COMPANY
                                    AS "HCOC"

                            OPI ACQUISITION CO., INC.
                                   AS "BUYER"

                                       AND

                            OPTIONS PUBLISHING, INC.
                                   AS "SELLER"

                         BARBARA RUSSELL AND ROY MAYERS
                              AS THE "STOCKHOLDERS"

                          DATED AS OF NOVEMBER 11, 2004

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

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                                                                                                                      PAGE
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
SECTION 1 -  PURCHASE AND SALE OF ASSETS.........................................................................      1
         1.1  Sale of Assets.....................................................................................      1
         1.2  Excluded Assets....................................................................................      3
         1.3  Assumption of Liabilities..........................................................................      4
         1.4  Excluded Liabilities...............................................................................      4
         1.5  Purchase Price and Payment.........................................................................      6
         1.6  [Intentionally Omitted]............................................................................      6
         1.7  Time and Place of Closing..........................................................................      6
         1.8  Further Assurances.................................................................................      6
         1.9  Allocation of Purchase Price.......................................................................      6
         1.10  Transfer Expenses, Costs and Taxes................................................................      7
         1.11  Use of Name.......................................................................................      7
         1.12  Delivery of Contracts and Records.................................................................      7

SECTION 2 -  REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS.......................................      7
         2.1  Making of Representations and Warranties...........................................................      7
         2.2  Organization.......................................................................................      8
         2.3  Subsidiaries.......................................................................................      8
         2.4  Capital Stock of Seller; Beneficial Ownership......................................................      8
         2.5  Authority of Seller; No Conflicts..................................................................      8
         2.6  Leased Property; Liens; Condition of Properties....................................................      9
         2.7  Financial Statements...............................................................................     10
         2.8  Taxes..............................................................................................     11
         2.9  Accounts Receivable; Accounts Payable; Inventory...................................................     12
         2.10  Absence of Undisclosed Liabilities................................................................     13
         2.11  Absence of Certain Developments...................................................................     13
         2.12  Intellectual Property.............................................................................     14
         2.13  Certain Contracts and Arrangements................................................................     15
         2.14  Litigation........................................................................................     16
         2.15  Compliance with Laws..............................................................................     17
         2.16  Insurance Coverage................................................................................     17
         2.17  Approvals.........................................................................................     17
         2.18  Employee Benefit Programs; ERISA..................................................................     17
         2.19  Environmental Matters.............................................................................     18
         2.20  Employees; Labor Matters..........................................................................     18
         2.21  Customers, Distributors and Partners..............................................................     19
         2.22  Suppliers.........................................................................................     19
         2.23  Certain Payments..................................................................................     19
         2.24  Transactions with Affiliates......................................................................     19

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
         2.25  No Brokers or Finders.............................................................................     20
         2.26  Privacy of Customer Information...................................................................     20
         2.27  Disclosures.......................................................................................     20

SECTION 3 -  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS......................................................     20
         3.1  Making of Representations and Warranties...........................................................     20
         3.2  Authority of Stockholder...........................................................................     20
         3.3  Beneficial Ownership...............................................................................     21
         3.4  No Brokers or Finders..............................................................................     21

SECTION 4 -  REPRESENTATIONS AND WARRANTIES OF BUYER, HCOC AND HCCI..............................................     21
         4.1  Making of Representations and Warranties...........................................................     21
         4.2  Organization.......................................................................................     21
         4.3  Authority; No Conflicts............................................................................     21
         4.4  No Brokers or Finders..............................................................................     22
         4.5  Litigation.........................................................................................     22

SECTION 5 -  INTERIM COVENANTS OF SELLER AND THE STOCKHOLDERS....................................................     22
         5.1  Conduct of Business................................................................................     22
         5.2  Access to Books and Records; Access to Customers and Employees.....................................     23
         5.3  Notice of Default..................................................................................     23
         5.4  Consummation of Agreement; Consents................................................................     24
         5.5  Financial Information..............................................................................     24
         5.6  Leased Real Property...............................................................................     24
         5.7  Cooperation of Seller..............................................................................     25
         5.8  Hart-Scott-Rodino..................................................................................     25
         5.9  No Solicitation of Other Offers....................................................................     25
         5.10  Confidentiality...................................................................................     26
         5.11  Distributions.....................................................................................     26
         5.12  Updated Disclosure................................................................................     26

SECTION 6 -  INTERIM COVENANTS OF BUYER, HCOC AND HCCI...........................................................     27
         6.1  Notice of Default..................................................................................     27
         6.2  Consummation of Agreement..........................................................................     27
         6.3  Hart-Scott-Rodino..................................................................................     27
         6.4  Confidentiality....................................................................................     28

SECTION 7 -  CLOSING CONDITIONS..................................................................................     29
         7.1  Conditions to the Obligations of Buyer, HCOC and HCCI..............................................     29
         7.2  Conditions to Obligations of Seller................................................................     32

SECTION 8 -  INDEMNIFICATION.....................................................................................     34
         8.1  Survival of Representations and Warranties.........................................................     34
         8.2  Indemnification by Seller and the Stockholders.....................................................     35
         8.3  Indemnification by Buyer, HCOC and HCCI............................................................     35
         8.4  Notice and Opportunity to Defend...................................................................     36

         8.5  Cooperation........................................................................................     36
         8.6  Indemnification Limits.............................................................................     37
         8.7  Payment of Claims..................................................................................     38

SECTION 9 -  TERMINATION.........................................................................................     38
         9.1  Termination........................................................................................     38
         9.2  Effect of Termination..............................................................................     39
         9.3  Right to Proceed...................................................................................     39
         9.4  Buyer's Right to Specific Performance..............................................................     39
         9.5  Seller's Right to Liquidated Damages...............................................................     39
         9.6  Waiver.............................................................................................     40

SECTION 10 -  POST-CLOSING RIGHTS AND OBLIGATIONS................................................................     40
         10.1  Collection of Assets..............................................................................     40
         10.2  Payment of Obligations............................................................................     40
         10.3  Assumed Liabilities...............................................................................     40
         10.4  Adjustment of Operating Expenses..................................................................     40
         10.5  Non-competition by Seller.........................................................................     41
         10.6  Employees.........................................................................................     42

SECTION 11 -  DEFINITIONS........................................................................................     42
         11.1  Certain Definitions...............................................................................     42

SECTION 12 -  MISCELLANEOUS......................................................................................     44
         12.1  Fees and Expenses.................................................................................     44
         12.2  Governing Law; Jurisdiction; Venue................................................................     44
         12.3  Notices...........................................................................................     45
         12.4  Entire Agreement..................................................................................     46
         12.5  Assignability; Binding Effect.....................................................................     46
         12.6  Captions and Gender...............................................................................     46
         12.7  Execution in Counterparts.........................................................................     46
         12.8  Amendments........................................................................................     47
         12.9  Publicity and Disclosures.........................................................................     47
         12.10  Bulk Sales Law...................................................................................     47
         12.11  Dispute Resolution...............................................................................     47

                                    EXHIBITS

Exhibit A         Employment Agreement for Barbara Russell
Exhibit B-1       Noncompetition Agreement for Barbara Russell
Exhibit B-2       Noncompetition Agreement for Roy Mayers
Exhibit C         Form of Indemnification Escrow Agreement
Exhibit D         Form of Bill of Sale and General Assignment
Exhibit E         Form of Seller Legal Opinion
Exhibit F         Form of Agreement of Assumption of Liabilities

                                    SCHEDULES

Schedule 1.1(b)            Personal Property
Schedule 1.1(c)-1          Acquired Contracts
Schedule 1.1(c)-2          Excluded Contracts
Schedule 1.1(j)            Computer Equipment, Software and Licenses
Schedule 1.1(n)            Schedule of Cash Balances
Schedule 1.2               Excluded Assets
Schedule 1.4(f)            Phantom Stock Payments
Schedule 2.2               Foreign Jurisdictions
Schedule 2.4               Ownership of Seller Capital Stock
Schedule 2.5(b)            Defaults; Required Consents
Schedule 2.6(b)            Leased Real Property
Schedule 2.6(c)            Certain Matters Concerning the Leased Real Property
Schedule 2.6(e)            Claims on Purchased Assets
Schedule 2.7(a)            Unaudited Financial Statements
Schedule 2.8(h)            Audits
Schedule 2.8(i)            Tax Sharing Agreements
Schedule 2.8(j)            Certain Tax Liabilities
Schedule 2.9(a)            Accounts Receivable from Affiliates
Schedule 2.10              Certain Liabilities
Schedule 2.11              Certain Developments Since December 31, 2003
Schedule 2.12(a)           Seller Patents, Seller Marks and Seller Copyrights
Schedule 2.12(b)           Third-Party Software Used in Seller's Business
Schedule 2.13              Certain Contracts
Schedule 2.14              Litigation, Proceedings and Investigations
Schedule 2.16              Insurance Matters
Schedule 2.17              Required Approvals
Schedule 2.18              Employee Benefit Programs
Schedule 2.19              Environmental Matters
Schedule 2.20(a)           List of Employees
Schedule 2.20(b)           Employment Matters
Schedule 2.21              List of Customers, Distributors and Partners
Schedule 2.22              List of Suppliers
Schedule 2.24              Affiliated Transactions
Schedule 3.2               Defaults; Required Consents
Schedule 3.3               Ownership of Seller Capital Stock
Schedule 4.4               Brokers and Finders
Schedule 5.11              Estimated Tax Payments
Schedule 10.6              2005 Employee Bonus Plan

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of November 11, 2004 by and among Haights Cross Communications, Inc., a Delaware corporation ("HCCI"), Haights Cross Operating Company, a Delaware corporation and a wholly owned subsidiary of HCCI ("HCOC"), OPI Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of HCOC ("BUYER"), Options Publishing, Inc., a New Hampshire corporation ("SELLER"), and Barbara Russell and Roy Mayers, the principal stockholders of Seller (the "STOCKHOLDERS"). Capitalized terms used herein and not defined where used shall have the meanings given them in Section 11.

                               W I T N E S S E T H

      WHEREAS, subject to the terms and conditions hereof, Seller and the Stockholders desire to sell substantially all of Seller's properties and assets to Buyer;

      WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase such properties and assets of Seller for the consideration specified herein and the assumption by Buyer of certain liabilities and obligations of Seller; and

      WHEREAS, Buyer and Barbara Russell have entered into an Employment Agreement in the form of Exhibit A hereto and a Noncompetition Agreement in the form of Exhibit B-1 hereto, and Buyer and Roy Mayers have entered into a Noncompetition Agreement in the form Exhibit B-2 hereto, which agreements shall be effective upon the Closing (as defined below)

      NOW, THEREFORE, in order to consummate such purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

                    SECTION 1 - PURCHASE AND SALE OF ASSETS

      1.1 SALE OF ASSETS. Subject to the provisions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller, at the Closing (as defined below), all legal and beneficial right, title and interest of Seller in and to all of the assets and properties of every kind used in or relating to the conduct of operating and administering the business of Seller or otherwise owned or used by Seller, other than the Excluded Assets (such assets and properties, collectively, the "PURCHASED ASSETS"), in each case free and clear of any and all mortgages, liens, pledges, security interests, charges, encumbrances, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims, rights or encumbrances of any kind or nature whatsoever ("CLAIMS"). The Purchased Assets shall include, without limitation, the following:

            (a) Accounts Receivable. All of Seller's accounts receivable (the "ACCOUNTS RECEIVABLE");

            (b) Equipment and Other Tangible Personal Property. All of Seller's office supplies, machinery, office equipment, furniture, furnishings, fixtures, tools, instruments and other tangible personal property (collectively, the "PERSONAL PROPERTY"), including, without limitation, the Personal Property listed on Schedule 1.1(b) hereto (but excluding the equipment and other tangible personal property to be acquired under the Merrimack Purchase Agreement as defined below);

            (c) Contracts. Seller's contracts (including, without limitation, author contracts and licenses), agreements, leases, commitments, claims and rights, all as listed on Schedule 1.1(c)-1 hereto (the "ACQUIRED CONTRACTS"), which Acquired Contracts shall not include the contracts listed on Schedule 1.1(c)-2 hereto (the "EXCLUDED CONTRACTS");

            (d) Inventory. All of Seller's inventory, wherever located and whether in the possession of Seller or any customer or potential customer or any supplier;

            (e) Prepaids; Credits; Deposits. All prepaid expenses, deposits and similar items;

            (f) Third Party Claims and Rights. All rights and claims against third parties, including, without limitation, all rights under express or implied warranties from suppliers;

            (g) Customers and Customer Lists. All of Seller's past and present lists of customers, lists of prospective customers, mailing lists, pending new business, and customer files and records;

            (h) Marketing and Editorial Materials. All advertising, editorial, marketing promotional and ancillary materials and sources, information pertaining to planned products or services (if any) and all rights related thereto, including, without limitation, any and all films, negatives and electronic files of books and publications;

            (i) Permits and Licenses. All of Seller's Approvals (as defined in
      Section 2.17 below) which are assignable or otherwise transferable, together with, if any, all rights of renewal and amenities thereto;

            (j) Computer Equipment and Software. All computer equipment and computer software, including source code to the extent in Seller's possession, whether completed or under development, and software licenses, including, without limitation, those listed on Schedule 1.1(j) hereto;

            (k) Record Books. Copies of all books and records of Seller for periods commencing January 1, 2000, including, without limitation, financial statements, journals and ledgers, repair and maintenance records, correspondence related to the operation of Seller's business and correspondence and materials related to Seller's tax returns, including any declarations, reports or statements;

            (l) Other Intellectual Property. All right, title and interest in and to all trade names (including exclusive rights to use "Options Publishing" or any variants of any of the foregoing), trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights and copyright applications (in any such case, whether registered or to be registered in the United States of America or elsewhere) applied for, issued or owned, and all goodwill related thereto, all intangible assets, and all processes, inventions, trade secrets, engineering or technical drawings, data and designs, formulas, internet domain names and Web sites, and all goodwill and other intangibles;

            (m) Personnel Records. All of Seller's personnel files and records with respect to employees of Seller who become employees of Buyer following the Closing; and

            (n) Seller Cash. All cash and cash equivalents of Seller as of the Closing (with a schedule of the weekly cash balances of Seller for the period from October 1, 2004 through the date hereof, and the final cash balance as of the date hereof, being set forth on Schedule 1.1(n) hereto);

            (o) Other Assets. All other assets of Seller that are used or usable in Seller's business.

Seller and Buyer acknowledge and agree that certain assets, including the building, land, equipment and fixtures used in Seller's business, are owned by Merrimack M&R Realty LLC ("MERRIMACK") and are being acquired by Buyer under a separate purchase agreement with Merrimack (the "MERRIMACK PURCHASE AGREEMENT").

      1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1 to the contrary, Seller is not selling, and Buyer is not purchasing, any of the following assets owned by Seller, all of which shall be retained by Seller and shall not constitute Purchased Assets (the "EXCLUDED ASSETS"):

            (a) Rights Under this Agreement. The rights which accrue or will accrue to Seller under this Agreement;

            (b) Record Books. Originals of Seller's financial statements, journals and ledgers, correspondence and materials related to Seller's tax returns, including any declarations, reports or statements, stock record books, record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller's organization or capitalization (collectively, the "CORPORATE RECORDS"), provided, however, that following the Closing, Seller will permit Buyer to have access to the original Corporate Records as Buyer may from time to time reasonably request;

            (c) Third Party Claims and Rights. All rights and claims against third parties relating to the Excluded Assets or the Excluded Liabilities (as defined below);

            (d) Loans to Affiliated Entities. All rights of Seller with respect to amounts, including accrued interest, owed to Seller by Merrimack; and

            (e) Excluded Property. All of the assets and property listed on
      Schedule 1.2 hereto.

      1.3 ASSUMPTION OF LIABILITIES. Subject to Section 1.4, upon the sale and purchase of the Purchased Assets, Buyer shall assume and agree to pay or discharge when due or perform in accordance with their respective terms only the liabilities of Seller reflected on its balance sheet as of September 30, 2004 as such liabilities may be increased or decreased in the ordinary course of business between September 30, 2004 and the Closing Date (as defined below) (collectively, the "ASSUMED LIABILITIES"), which Assumed Liabilities shall include:

            (a) Current Liabilities. All of the liabilities or obligations for trade accounts payable, accrued expenses and other current liabilities which have been incurred by Seller in the ordinary course of business in accordance with the terms of this Agreement prior to the Closing Date;

            (b) Liabilities Under Acquired Contracts. All of the liabilities or obligations for payment or performance arising after the Closing under the Acquired Contracts; and

            (c) Certain Taxes. Payroll and sales or use Taxes relating to any state or local jurisdiction due in respect of the operation of the business of Seller prior to the Closing to the extent withheld or collected by Seller as of the Closing.

      The assumption of the Assumed Liabilities by Buyer shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of such Assumed Liabilities.

      1.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Buyer shall not assume or be bound by all obligations or liabilities of Seller of any kind or nature, known or unknown, accrued, absolute, contingent or otherwise, whatsoever (the "EXCLUDED LIABILITIES"), which Excluded Liabilities shall include, without limitation, all of the following:

            (a) Liabilities Relating to this Agreement. Any liabilities or obligations incurred by Seller in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel and accountant's fees (except as provided under Section 12.1 below), and expenses pertaining to the performance by Seller of its obligations hereunder;

            (b) Liabilities Relating to the Excluded Assets. Any liabilities or obligations relating to or arising out of the Excluded Assets;

            (c) Contractual Liabilities. Any liabilities under the Excluded Contracts, and, to the extent not reflected and reserved against on Seller's balance sheet as of September 30, 2004, any liabilities or obligations that arise prior to the Closing Date in connection with any breach of, or any penalty payments Seller is required to make in connection with the provisions of, any agreement to which it is a party, including with respect to any Acquired Contract, in each case in respect of actions taken by Seller prior to the Closing Date;

            (d) Tax Liabilities. Except as provided in Section 1.3(c) above, any liabilities or obligations of Seller, the Stockholders or any of its or their respective Affiliates for Taxes (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement and the transactions provided for herein), including, without limitation, any liability for (i) corporate income or franchise Taxes of Seller or any of its Affiliates, (ii) sales and use Taxes relating to periods prior to the Closing Date which may be assessed on or after the Closing Date as a result of investigations or audits performed by applicable taxing authorities, and (iii) Taxes arising out of the inclusion of Seller or any of its Affiliates in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability;

            (e) Debt Obligations. Any liabilities or obligations in respect of indebtedness for borrowed money;

            (f) Phantom Stock Payments. Any liabilities or obligations under Seller's Key Employee Performance Share Plan, all as listed on Schedule 1.4(f) hereto;

            (g) Certain Accrued Expenses. Other than accrued but unpaid salary payments to the Stockholders in respect of employment services for the current pay period, any liabilities or obligations for accrued expenses, whether or not reflected in the Financial Statements, the Audited Financial Statements and/or the Quarterly Reviews (each as defined below), relating to any amounts payable to the Stockholders or any related Person or Affiliate of Seller or a Stockholder, including, without limitation, in connection with the Excluded Contracts; and

            (h) Other Liabilities. Any liabilities or obligations arising in connection with or relating to all actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys' and accountants' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, which liabilities or obligations relate to (i) the use or ownership of the Purchased Assets or the operation of Seller's business prior to the Closing Date, (ii) any actions taken by Seller or the Stockholders on or prior to the Closing Date, or (iii) any continuing business activities of Seller or the Stockholders or any of their respective Affiliates following the Closing Date.

      1.5 PURCHASE PRICE AND PAYMENT. In consideration of the sale by Seller to Buyer of the Purchased Assets, and upon the assumption by Buyer of the Assumed Liabilities, at the Closing:

            (a) Buyer will pay, or cause to be paid, to Seller an amount in cash equal to (i) $50,000,000 (the "PURCHASE PRICE"), minus (ii) the Escrow Amount (as defined below) (collectively, the "CLOSING CASH PAYMENT"), such Closing Cash Payment to be paid by wire transfer of immediately available funds to an account designated in writing by Seller; and

            (b) Buyer will pay, or cause to be paid, to Mellon Trust of New England, N.A., as escrow agent ("ESCROW AGENT"), an amount equal to $2,000,000 (the "ESCROW AMOUNT") to secure the indemnification obligations of Seller and the Stockholders under Section 8 hereof. The Escrow Agent shall hold the Escrow Amount, together with accrued interest and other earnings thereon, until March 31, 2006 in accordance with the terms and conditions of the Indemnification Escrow Agreement between Seller, Buyer, HCOC, HCCI and the Escrow Agent, in the form attached hereto as Exhibit C, which shall be executed on the Closing Date.

      1.6 [INTENTIONALLY OMITTED].

      1.7 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (herein called the "CLOSING") shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA, at 10:00 a.m., Boston time, on (a) the later of (i) the date which is forty-five (45) days following the date hereof, and (ii) the date which is ten (10) days following the delivery by Seller to Buyer of Seller's Audited Financial Statements and Quarterly Reviews (as defined herein), or (b) such other date and at such other place or time as may be fixed by mutual agreement of Buyer and Seller (the "CLOSING DATE"); provided, however, that if any of the conditions set forth in
Section 7.1 or Section 7.2 have not been satisfied or waived prior to the Closing Date (except for any such conditions that are intended to be satisfied at the Closing), then the party hereto for whose benefit such conditions have been imposed may postpone the Closing by written notice to the other parties hereto specifying the condition(s) not so satisfied until five (5) business days after such condition or conditions shall have been satisfied or waived, which date shall then become the Closing Date.

      1.8 FURTHER ASSURANCES. Each party from time to time after the Closing at the request of any other party and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as such other party may reasonably require to more effectively carry out the terms and conditions of, and the transactions contemplated by, this Agreement.

      1.9 ALLOCATION OF PURCHASE PRICE. On or before the date which is five (5) days prior to the Closing, Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets sold (or deemed sold for federal income tax purposes) by Seller to Buyer in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be subject to Buyer's reasonable approval and shall, in any event, value Seller's existing tangible assets consistently with the values set forth in Seller's Audited Financial Statements. Buyer and Seller and their Affiliates shall report, act and file Tax Returns (as defined below) (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Seller and approved by Buyer. Neither Buyer nor Seller nor their affiliates shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

      1.10 TRANSFER EXPENSES, COSTS AND TAXES. Seller and Buyer shall bear equally all transfer taxes, duties and charges applicable to the transfer of the Purchased Assets in connection with this Agreement; provided that Seller and the Stockholders shall be responsible for any other Taxes imposed upon Seller and/or the Stockholders (including, without limitation, any income or other Taxes imposed on Seller and/or the Stockholders with respect to the Purchase Price) in connection with the transactions contemplated hereby, which shall be the sole and exclusive responsibility of Seller and/or Stockholders. Any payment or reimbursement from Buyer to Seller or Seller to Buyer required under this
Section 1.10 shall be made within ten (10) business days after any such valid request for payment or reimbursement.

      1.11 USE OF NAME. As of the Closing, Seller shall cease all use of the names "Options" or "Options Publishing" (or any variant thereof) and, on the Closing, shall take all necessary action under New Hampshire law to change its corporate name to a name that does not include the names "Options" or "Options Publishing" (or any variant thereof).

      1.12 DELIVERY OF CONTRACTS AND RECORDS. Seller shall deliver to Buyer at the premises of the business on the Closing Date copies of all business records, tax returns, books, and other data included within the Purchased Assets, and Seller shall take all reasonably requisite steps to put Buyer in actual possession and operating control of the Purchased Assets being sold by Seller. For a period of five years after the Closing, Seller and the Stockholders shall afford to Buyer and its accountants and attorneys reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Seller delivered to Buyer under this Section and shall permit Buyer, at Buyer's expense, to make extracts and copies therefrom to the extent reasonably requested.

   SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

      On or prior to the date hereof, Seller has delivered to Buyer the schedules referenced in this Section 2 setting forth items of disclosure that are necessary in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 2. Capitalized terms used in the schedules but not defined therein shall have the meanings assigned to such terms in this Agreement.

      2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer, HCOC and HCCI to enter into this Agreement and consummate the transactions contemplated hereby, Seller and the Stockholders, jointly and severally, hereby make to Buyer, HCOC and HCCI the representations and warranties contained in this
Section 2.

      2.2 ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Hampshire with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Seller is duly licensed or qualified to do business as a foreign corporation in each jurisdiction listed on
Schedule 2.2 hereto, which jurisdictions are the only jurisdictions wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except any such jurisdiction where the failure to be so licensed or qualified would not be reasonably likely to have a Material Adverse Effect on Seller. Seller is not in violation or conflict with any provisions of its articles of incorporation or bylaws.

      2.3 SUBSIDIARIES. Seller does not own or control, directly or indirectly, any interest in any other Person.

      2.4 CAPITAL STOCK OF SELLER; BENEFICIAL OWNERSHIP. The authorized capital stock of Seller consists of 1,000,000 shares of common stock, no par value, of which 100,000 shares have been duly and validly issued and are fully paid and non-assessable. All outstanding shares of common stock of Seller are held, beneficially and of record, as set forth on Schedule 2.4 hereto. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, capital stock of Seller.

      2.5 AUTHORITY OF SELLER; NO CONFLICTS.

            (a) Seller has full right, authority and power to enter into this Agreement and the Transaction Documents (as defined below) executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each such Transaction Document have been duly authorized by all necessary action of Seller and its directors and stockholders, and no other action on the part of Seller or its directors and stockholders is required in connection therewith. For purposes of this Agreement, "Transaction Documents" means the Indemnification Escrow Agreement and the asset transfer and other documents or agreements required to be executed and delivered in connection with the Closing.

            (b) This Agreement and the Transaction Documents constitute, or, when executed and delivered by Seller, will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity. Except as set forth on Schedule 2.5(b), the execution, delivery and performance by Seller of this Agreement and each Transaction Document:
      (i) do not and will not violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which it is a party or by which it or its assets are bound, or any provision of its articles of incorporation or bylaws, or cause the creation of any Claim upon any of the Purchased Assets, (ii) do not and will not violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to it, (iii) require from it any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party, except those required under
      Section 7.1(e), or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which it is a party or by which it is bound.

      2.6 LEASED PROPERTY; LIENS; CONDITION OF PROPERTIES.

                  (a) Seller does not own any real property.

                  (b) Except as set forth on Schedule 2.6(b) hereto, Seller has a valid and enforceable leasehold interest in the properties listed on
      Schedule 2.6(b) (the "LEASED REAL PROPERTY"), subject only to the right of reversion of the landlord or lessor under the leases to which the Leased Real Property is subject (the "LEASES"), and, except as set forth in the Leases, free and clear of all other prior or subordinate interests or other Claims. Except as otherwise set forth on Schedule 2.6(b):

                  (i) the Leases are in full force and effect and have not been modified, amended, or altered, in writing or otherwise;

                  (ii) all obligations of the landlord or lessor under the
            Leases which have accrued have been performed, and, to the knowledge of Seller, no landlord or lessor is in default under the Leases; and

                  (iii) all obligations of Seller, and any other tenant or
            lessee under the Leases, which have accrued have been performed, and no tenant or lessee is in default under the Leases, and, to the knowledge of Seller, no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by any tenant or lessee.

                  (c) Except as set forth in Schedule 2.6(c), to the knowledge of Seller, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs, or parking and loading areas, and all of such improvements are in good operating condition and repair and have been well maintained. To the knowledge of Seller, all water, sewer, gas, electric, telephone, drainage, and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and such utilities are sufficient to service the Leased Real Property.

                  (d) Seller has not received a notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit, or authorization issued with respect to the Leased Real Property that has not been corrected heretofore, and, to the knowledge of Seller, no such violation on the part of Seller now exists which could have a Material Adverse Effect on the operation or value of the Leased Real Property. To the knowledge of Seller, (i) all improvements constituting a part of the Leased Real Property are in compliance, in all material respects, with all applicable laws, ordinances, regulations, licenses, permits, and authorizations, and there are presently in effect all licenses, permits, and authorizations required by law, ordinance, or regulation, (ii) the transfer of the Leased Real Property to Buyer shall include all rights to the use of any off-site facilities, if any, necessary to ensure compliance with all such laws, ordinances, codes, and regulations, and (iii) there is at least the minimum access required by applicable subdivision or similar law to the Leased Real Property. There is no pending, and Seller has not received a notice of any threatened, real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Leased Real Property.

                  (e) Seller has good and marketable title to all of the Purchased Assets. Except to the extent described on Schedule 2.6(e) attached hereto, all of the Purchased Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Claims. All of the Purchased Assets are in good operating condition (ordinary wear and tear excepted) and are sufficient for the conduct of Seller's business as currently conducted. The Purchased Assets, together with the assets to be acquired from Merrimack under the Merrimack Purchase Agreement, constitute all of the assets of Seller used or useable in the operation of Seller's business, other than the Excluded Assets.

      2.7 FINANCIAL STATEMENTS.

                  (a) Attached hereto as Schedule 2.7(a) are the following financial statements of Seller (the "UNAUDITED FINANCIAL STATEMENTS"):

                        (i) Balance sheets of Seller as of December 31, 2003,
            2002, 2001 and statements of income, stockholder's equity (deficit) and cash flows of Seller for each year in the three (3) year period ended December 31, 2003, in each case reviewed by Robert J. Consaga, Jr., C.P.A. (the December 31, 2003 balance sheet being referred to herein as the "BASE BALANCE SHEET"); and

                        (ii) An unaudited balance sheet of Seller as of
            September 30, 2004 and unaudited statements of income, stockholder's equity (deficit) and cash flows for the nine (9) month period then ended, certified by Seller's chief executive officer.

                  (b) The Unaudited Financial Statements have been prepared, from books and records maintained by Seller, in accordance with Seller's Accounting Principles consistently applied during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of Seller at the dates of such statements and the results of its operations for the periods covered thereby.

                  (c) Seller has projected that, for the fiscal year ending December 31, 2004, Seller will have Product Development Expenses (as defined herein) of at least $2.4 million. The foregoing projection represents the good faith estimate of Seller based upon assumptions made by Seller which Seller believes in good faith were reasonable when made and continue to be reasonable; provided, however, that the foregoing is not a guarantee by Seller that such projected result will be achieved.

      2.8 TAXES.

                  (a) Seller (including any predecessor thereto) has paid all federal, state, local, foreign or other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including any interest, penalty, or addition thereto, whether disputed or not (individually, a "TAX", collectively, "TAXES") required to be paid by it through the date hereof.

                  (b) All Taxes and other assessments and levies that Seller is required to withhold or collect have been withheld and collected and have been, or will be, paid over to the proper governmental authorities when due.

                  (c) Seller (including any predecessor thereto) has, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or statements relating to Taxes (collectively, "TAX RETURNS") required to be filed by it through the date hereof, including, without limitation, all Tax Returns with respect to sales and use Taxes for any state, local or other jurisdiction in which Seller has established nexus in accordance with the tax laws of such jurisdiction. All such Tax Returns were correct and complete in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

                  (d) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional Taxes.

                  (e) No claim has ever been made in writing by an authority in a jurisdiction where Seller (including any predecessor thereto) does not file Tax Returns that Seller (including any predecessor thereto) is or may be subject to taxation by that jurisdiction.

                  (f) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (g) There are no Claims encumbering any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such Claims arise as a matter of law prior to the due date for paying the related Taxes).

                  (h) Except as set forth on Schedule 2.8(h) attached hereto, there has never been any audit of any Tax Return filed by Seller (including any predecessor thereto), no such audit is in progress and Seller (including any predecessor thereto) has not been notified by any Tax authority that any such audit is contemplated or pending.

                  (i) Except as set forth in Section 1.9 and Section 1.10 and on
      Schedule 2.8(i), Seller is not a party to any Tax allocation, Tax sharing or similar agreement.

                  (j) Seller is, and at all times during its existence has been, properly classified and taxed as an "S" corporation for federal, state, local, and foreign income tax purposes. Except as set forth on Schedule 2.8(j), Seller (including any predecessor thereto) (i) is not and has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), and (iii) does not have any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

                  (k) Seller is not a United States real property holding corporation within the meaning of the Code.

      2.9 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; INVENTORY.

                  (a) All of the accounts receivable of Seller (including, without limitation, the Accounts Receivable) were incurred in the ordinary course of business of Seller and are valid and enforceable claims and, to the knowledge of Sellers, subject to no setoff or counterclaim and, except as disclosed in the Unaudited Financial Statements, the Audited Financial Statements and/or the Quarterly Reviews, are, to the knowledge of Seller, collectible in accordance with their terms. Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller, except as disclosed on Schedule 2.9(a). Any reserve reflected in the Unaudited Financial Statements, the Audited Financial Statements and/or the Quarterly Reviews is adequate to account for any Accounts Receivable which may later be uncollectible.

                  (b) All accounts payable of Seller arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Since December 31, 2003, Seller has paid its accounts payable in the ordinary course of its business and in a manner consistent with its past practices.

                  (c) All of Seller's inventory items are of a quality and quantity salable in the ordinary course of its business, except as disclosed in the Unaudited Financial

      Statements, the Audited Financial Statements and/or the Quarterly Reviews. The values of the inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of Seller and were determined in accordance with Seller's Accounting Principles consistently applied during the periods covered thereby. Since December 31, 2003, no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with Seller's experience in prior years, and all sales commitments made for Seller's products are at prices not less than inventory values plus selling expenses and said profit margins.

      2.10 ABSENCE OF UNDISCLOSED LIABILITIES. Seller does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, except liabilities or obligations (a) stated or adequately reserved for on the Base Balance Sheet, (b) incurred as a result of or arising out of the transactions contemplated by this Agreement, or (c) set forth on Schedule 2.10. Except as set forth on Schedule 2.10, Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person.

      2.11 ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 2003, except as set forth on Schedule 2.11 attached hereto or in the Unaudited Financial Statements, Seller has conducted its business only in the ordinary course consistent with past practice and there has been:

                  (a) no material adverse change in the condition (financial or otherwise) of Seller or in the assets, liabilities, business or prospects of Seller;

                  (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of Seller;

                  (c) no waiver of any valuable right of Seller or cancellation of any material debt or claim held by Seller;

                  (d) no increase in the compensation paid or payable to any officer, director, employee or agent of Seller, other than normal merit increases made in the ordinary course of business consistent with Seller's past practices;

                  (e) no loss, destruction or damage to any property of Seller, whether or not insured, having an effect in excess of $5,000;

                  (f) no labor dispute involving Seller and no change in the personnel of Seller or the terms and conditions of their employment other than in the ordinary course of business;

                  (g) no acquisition or disposition of any assets (or any contract or arrangement therefore), including any Seller Intellectual Property Assets, nor any other transaction by Seller, in each case other than for fair value in the ordinary course of business;

                  (h) no change in accounting methods or practices of Seller, including any changes in its revenue recognition or accrual and reserve policies and practices;

                  (i) no reduction in any accrued expenses or other liabilities, except for payments related to the expense or liability for which the accrual was originally established;

                  (j) no amendment or termination of any contract or agreement to which Seller is a party or by which it is bound which is expected or estimated to result, or actually results, in a loss of revenues to Seller in excess of $10,000;

                  (k) no distribution, commission or payment of any kind to a Stockholder or any Affiliate of a Stockholder, pursuant to the Excluded Contracts or otherwise, other than salary payments to the Stockholders in respect of employment services; and

                  (l) no commitment (contingent or otherwise) to do any of the foregoing.

      2.12 INTELLECTUAL PROPERTY.

                  (a) Schedule 2.12(a) contains a complete and accurate list of all Patents owned by Seller or otherwise used in Seller's business ("SELLER PATENTS"), Marks owned by Seller or otherwise used in Seller's business ("SELLER MARKS") and Copyrights owned by Seller or otherwise used in and, in either case, material to Seller's business ("SELLER COPYRIGHTS"). Except as set forth on Schedule 2.12(a):

                  (i) Seller exclusively owns or possesses adequate and
            enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of its business, free and clear of all Claims;

                  (ii) All Seller Patents, Seller Marks and Seller Copyrights
            which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

                  (iii) There are no pending, or, to the knowledge of Seller, threatened claims against Seller or any of its employees alleging that any of the Seller Intellectual Property Assets or the Seller's business, infringes or conflicts with the rights of others under any Intellectual Property Assets ("THIRD PARTY RIGHTS");

                  (iv) To the knowledge of Seller, neither Seller's business nor any Seller Intellectual Property Asset infringes or conflicts with any Third Party Right;

                  (v) Seller has not received any communications alleging that
            Seller has violated or, by conducting its business, would violate any Third Party Rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

                  (vi) No current or former employee or consultant of Seller owns any rights in or to any of the Seller Intellectual Property Assets;

                  (vii) Seller is not aware of any violation or infringement by a third party of any of the Seller Intellectual Property Assets;

                  (viii) Seller has taken reasonable security measures to
            protect the secrecy, confidentiality and value of all Trade Secrets used in its business (the "SELLER TRADE SECRETS").

                  (b) Schedule 2.12(b) contains a complete and accurate list of all third party-software used in Seller's business, whether or not the license for such software is in the name of Seller. Except as set forth on
      Schedule 2.12(b), to the knowledge of Seller, Seller's use of any such software does not violate the rights of any third party or the terms of the applicable licenses.

      2.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Except as set forth in Schedule
2.13 (with true and correct copies provided to Buyer), Seller is not a party or subject to or bound by:

                  (a) any contract or agreement involving a potential commitment or payment by Seller in excess of $5,000 in any year;

                  (b) any contract, lease or agreement which is not cancelable by Seller without penalty on no more than ninety (90) days notice;

                  (c) any contract containing covenants directly or explicitly limiting in any material respect the freedom of Seller to compete in any line of business or with any person or entity;

                  (d) any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its products except in the ordinary course of business;

                  (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

                  (f) any employment contracts, noncompetition agreements or other agreements with present or former officers, directors, employees or stockholders of Seller or persons related to or affiliated with such persons;

                  (g) any redemption or purchase agreements relating to Seller's capital stock or other agreements affecting or relating to the capital stock of Seller;

                  (h) any pension, profit sharing, bonus, retirement, severance or equity incentive plans;

                  (i) any royalty, dividend or similar arrangement based on the revenues or profits of Seller or any contract or agreement involving fixed price or fixed volume arrangements;

                  (j) any joint venture, partnership, development or supply agreement;

                  (k) any acquisition, merger or similar agreement;

                  (l) any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

                  (m) any contract with any governmental entity or

                  (n) any other material contract not executed in the ordinary course of business.

      All contracts, agreements, leases and instruments set forth on Schedule
2.13 are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to the knowledge of Seller, of the other parties thereto, and are enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity. No party to any such contract, agreement, lease or instrument has given notice of its intent, or, to the knowledge of Seller, otherwise threatened, to terminate any such contract, agreement, lease or instrument. Neither Seller nor, to the knowledge of Seller, any other party, is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of Seller.

      2.14 LITIGATION. Except as set forth on Schedule 2.14, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of Seller, threatened, by or against Seller or affecting any of Seller's properties or assets, or against any officer, key employee or stockholder of Seller in his or her capacity as such, nor, to the knowledge of Seller, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with, to the knowledge of Seller, any substantial chance of recovery. Neither Seller nor any officer, key employee or stockholder in his or her capacity as such is, to the knowledge of Seller, a party to or in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may have a Material Adverse Effect on Seller. Schedule 2.14 includes a description of all litigation, claims, proceedings or, to the knowledge of Seller, investigations involving Seller or any of its officers, directors, key employees or stockholders in connection with the business of Seller occurring, arising or existing during the past three (3) years.

      2.15 COMPLIANCE WITH LAWS. Seller is, and heretofore has been, in compliance, in all material respects, with all applicable statutes, ordinances, orders, judgments, decrees, and rules and regulations promulgated by any federal, state, municipal, foreign or other governmental authority which apply to Seller or to the conduct of its business, and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule, or regulation.

      2.16 INSURANCE COVERAGE. Schedule 2.16 hereto contains an accurate summary of the insurance policies currently maintained by Seller, including those covering the Purchased Assets. Except as set forth on Schedule 2.16, there are currently no claims pending against Seller which are covered under any insurance policies currently in effect and covering the property, business or employees of Seller, and all premiums due and payable to date with respect to the policies maintained by Seller have been paid to date. To the knowledge of Seller, there is no threatened termination of any such policies or arrangements. Except as set forth on Schedule 2.16 attached hereto, during the past two (2) years there have been no claims under any of Seller's insurance policies with respect to which coverage has been questioned, denied or disputed by the applicable insurer.

      2.17 APPROVALS. Schedule 2.17 lists all permits (including certificates of occupancy), registrations, licenses, franchises, certifications and other approvals (collectively, the "APPROVALS") required from federal, state or local authorities in order for Seller to conduct its business or own or use the Purchased Assets, except for those Approvals the failure of Seller to have would not be reasonably expected to have a Material Adverse Effect on Seller. Except as set forth on Schedule 2.17, Seller has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance, in all material respects, therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in Schedule 2.17, all such Approvals will be available and assigned to Buyer upon Buyer's purchase of the Purchased Assets.

      2.18 EMPLOYEE BENEFIT PROGRAMS; ERISA. Except as set forth on Schedule
2.18 attached hereto, Seller does not have in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, severance, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. To the knowledge of Seller, none of Seller's key employees presently intends to terminate his or her employment. Seller is in compliance, in all material respects, with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth on Schedule 2.18 attached hereto, upon termination of the employment of any employees, Seller will not be obligated to provide advance notice of termination of employment or be liable to any such employees for so-called "severance pay" or retiree health benefits. Seller is in compliance, in all material respects, with the terms of all employee benefit plans, programs and agreements ("EMPLOYEE PLANS"), including, without limitation, those plans, programs and agreements listed on Schedule 2.18 attached hereto, and each such Employee Plan is in compliance, in all material respects, with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and, except as set forth on

Schedule 2.18 attached hereto, is terminable in the discretion of Seller without liability to Seller upon or following such termination.

      2.19 ENVIRONMENTAL MATTERS. No hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant, all as defined by and regulated under applicable federal or state laws or regulations (collectively, "HAZARDOUS MATERIAL"), has been generated, transported, used, handled, processed, disposed, stored or treated by Seller on the Leased Real Property, except in compliance, in all material respects, with all applicable federal or state laws and regulations. No Hazardous Material has been spilled, released, discharged, or disposed of, or transported by Seller from, the Leased Real Property except in compliance, in all material respects, with all applicable federal or state laws and regulations, and, to the knowledge of Sellers, no Hazardous Material is present in, on, or under any such property except in compliance, in all material respects, with all applicable federal or state laws and regulations. The operations and business of Seller is, and at all times has been, in compliance, in all material respects, with all applicable environmental, health and safety laws, rules, ordinances, and regulations, and all permits, registrations and approvals required under such laws, rules, ordinances and regulations. Seller has no knowledge of any previous or present generation, storage, disposal or existence of Hazardous Material at the Leased Real Property, except for de minimis amounts of materials such as cleaning supplies typically found at properties similar to the Leased Real Property. A list of all environmental reports related or pertaining to the Leased Real Property of which Seller has knowledge is set forth in Schedule 2.19 attached hereto. Seller has not entered into any consent decree or administrative order for any alleged violation of laws relating to Hazardous Material. Seller has not received any written request for information or a demand letter from a citizen with respect to a violation of laws pertaining to Hazardous Material.

      2.20 EMPLOYEES; LABOR MATTERS.

                  (a) Schedule 2.20(a) hereto contains a true and complete list of all managers and employees of, and consultants to, Seller who, individually, received compensation from Seller for the fiscal year ended December 31, 2003, or are scheduled to receive compensation from Seller for the fiscal year ending December 31, 2004. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

                  (b) Seller employs approximately 47 full-time employees and 3 part-time employees. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for Seller as of the date hereof or any amounts required to be reimbursed to such employees. Except as set forth on Schedule 2.20(b), there are no charges of employment discrimination, wrongful termination, sexual harassment, breaches of express or implied employment arrangements, or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations, existing, pending or, to the knowledge of Seller, threatened against or involving Seller. There are no grievances, complaints or charges that have been filed against Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have a Material Adverse Effect on Seller or the conduct of Seller's business and no claim therefore has been asserted. Seller is, and at all times Seller has been, in compliance, in all material respects, with the requirements of the Immigration Reform Control Act of 1986. Seller has never implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulation are currently contemplated.

      2.21 CUSTOMERS, DISTRIBUTORS AND PARTNERS. Schedule 2.21 sets forth a true and complete list of each customer and distributor of Seller who accounted for revenues of Seller greater than $50,000 during any of the fiscal years ended December 31, 2003, 2002 and 2001, showing with respect to each the name, address and amount paid by such party to Seller in each such fiscal year (the "Customers" and "Distributors", respectively) together with the names and addresses of any Persons with which Seller has a material strategic partnership or similar relationship ("PARTNERS"). Seller's relationships with its Customers, Distributors and Partners are, to the knowledge of Seller, good commercial working relationships, and no Customer, Distributor or Partner of Seller has canceled or otherwise terminated its relationship with Seller. No Customer, Distributor or Partner has, to the knowledge of Seller, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its usage, purchase or distribution of the services or products of Seller.

      2.22 SUPPLIERS. Schedule 2.22 sets forth a true and complete list of each supplier of Seller who has provided services, supplies or materials to Seller in an amount in excess of $25,000 during any of the fiscal years ended December 31, 2003 and 2002, showing with respect to each the name, address and amount paid to such party by Seller in each such fiscal year. Seller's relationships with its suppliers are, to the knowledge of Seller, good commercial working relationships, and except as disclosed on Schedule 2.22, within the past twelve months, no supplier that Seller has paid or is under contract to pay has canceled, materially modified, or otherwise terminated its relationship with Seller, nor to the knowledge of Seller, does any supplier have any plan or intention to do any of the foregoing in a manner which would be reasonably likely to have a Material Adverse Effect on Seller nor has Seller agreed to do any of the foregoing.

      2.23 CERTAIN PAYMENTS. Seller has not (except for bona fide advertising, marketing, promotional or charitable purposes): (a) given, proposed to give, or agreed to give any material gift or similar material benefits to any customers or other persons for the purpose of furthering its business; (b) used any corporate funds or other funds for contributions, payments, gifts or entertainment in violation of law; (c) made any expenditures relating to political activities to government employees, officials or others in violation of any applicable law; (d) established or maintained any unlawful funds or funds not reflected on the Unaudited Financial Statements.

      2.24 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 2.24, there are no loans, leases or other agreements or transactions between Seller or any present or former stockholder, director, officer or employee of Seller, or to the knowledge of Seller, any member of such officer's, director's, employee's, or stockholder's immediate family, or any person controlled by such officer, director, employee, or stockholder or his or her immediate family. Except as set forth on Schedule 2.24, no stockholder, director, officer or employee of Seller, or, to the knowledge of Seller, any of their respective spouses or family members, owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, director or manager or in another similar capacity of, any competitor, customer or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

      2.25 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker because of any act or omission by Seller.

      2.26 PRIVACY OF CUSTOMER INFORMATION. Seller has not used and does not currently use any of the customer information that it has received or currently receives through its website or otherwise in an unlawful manner, or in a manner violative of Seller's privacy policy or the privacy rights of its customers. Seller has not collected any customer information through its website or otherwise in an unlawful manner or in violation of its privacy policy. Seller has commercially reasonable security measures in place to protect the customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

      2.27 DISCLOSURES. Neither this Agreement and the Transaction Documents, nor any other agreement, document or statement made by Seller and furnished by Seller to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances in which they were made.

           SECTION 3 - REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

      3.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer, HCOC and HCCI to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder, severally and not jointly, hereby makes to Buyer, HCOC and HCCI the representations and warranties contained in this Section 3.

      3.2 AUTHORITY OF STOCKHOLDER.

                  (a) Such Stockholder has full right, capacity, authority and power to enter into this Agreement and the Transaction Documents executed and delivered by such Stockholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

                  (b) This Agreement and the Transaction Documents constitute, or, when executed and delivered by such Stockholder, will constitute, valid and binding obligations of such Stockholder enforceable in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity. Except as set forth on Schedule 3.2, the execution, delivery and performance by such Stockholder of this Agreement and each Transaction
      Document: (i) do not and will not violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which a Stockholder is a party or by which he or his assets are bound, or cause the creation of any Claim upon any of the Purchased Assets, (ii) do not and will not violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to such Stockholder, except for those which would not reasonably be expected to have a Material Adverse Effect on Seller, (iii) require from such Stockholder any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party, except those set forth under Section 7.1(e), or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Stockholder is a party or by which it is bound.

      3.3 BENEFICIAL OWNERSHIP. Such Stockholder owns, beneficially and of record, the outstanding shares of common stock of Seller, as listed on Schedule
3.3 hereto. Such Stockholder does not hold, and there are no outstanding, subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, capital stock of Seller.

      3.4 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon such Stockholder or Seller for any commission, fee or other compensation as a finder or broker because of any act or omission by such Stockholder.

       SECTION 4 - REPRESENTATIONS AND WARRANTIES OF BUYER, HCOC AND HCCI

      4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer, HCOC and HCCI, jointly and severally, hereby make to Seller the representations and warranties contained in this Section 4.

      4.2 ORGANIZATION. Each of HCCI, HCOC and Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

      4.3 AUTHORITY; NO CONFLICTS.

                  (a) Each of HCCI, HCOC and Buyer have full right, authority and power to enter into this Agreement and each Transaction Document executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each of HCCI, HCOC and Buyer of this Agreement and each such Transaction Document to which it is a party have been duly authorized by all necessary corporate or limited liability company action of HCCI, HCOC and Buyer, respectively, and no other action on the part of HCCI, HCOC or Buyer is required in connection therewith.

                  (b) This Agreement and each Transaction Document executed and delivered by HCCI, HCOC or Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of HCCI, HCOC or Buyer, as applicable, enforceable in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to general principles of equity. The execution, delivery and performance by HCCI, HCOC and Buyer of this Agreement and each such Transaction Document: (i) do not and will not violate any provision of the respective certificates of incorporation or bylaws of HCCI and HCOC, or the certificate of formation or operating agreement of Buyer, (ii) do not and will not violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to it, or (iii) require from it any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party.

      4.4 NO BROKERS OR FINDERS. Except as set forth on Schedule 4.4, none of HCCI, HCOC or Buyer has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      4.5 LITIGATION. There is no litigation or governmental proceeding or investigation pending against or, to the knowledge of HCCI, HCOC or Buyer, threatened against or affecting HCCI, HCOC or Buyer or any of their properties before any court or arbitrator or any governmental agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

          SECTION 5 - INTERIM COVENANTS OF SELLER AND THE STOCKHOLDERS

      Seller and the Stockholders, jointly and severally, hereby make the covenants and agreements set forth in this Section 5.

      5.1 CONDUCT OF BUSINESS. From the date of this Agreement through the Closing Date (the "INTERIM PERIOD"), Seller shall, and each Stockholder shall cause Seller to:

                  (a) Conduct its business only in the ordinary course consistent with its past practices, including with respect to the collection of accounts receivable, accounting practices, and the maintenance of its relationships with employees, sales representatives, Customers, Distributors and Suppliers;

                  (b) Use its best commercial efforts to preserve its business, including, without limitation, by servicing all Customer needs, maintaining the good will of Customers, Distributors, Suppliers, and employees in a manner consistent with past practice, and performing all maintenance and repairs on the Purchased Assets that are required or are customary for the continued operation of its business;

                  (c) Subject to Section 5.11 below, not enter into any transaction other than in the ordinary course of business consistent with past practices, or any transaction that is not at arm's length with Persons who are Affiliates of Seller or the Stockholders, and otherwise not take any actions or effect any changes which, if taken or effected prior to the date hereof, would have been required to be disclosed on
      Schedule 2.11 hereof; and

                  (d) Maintain its marketing expenses at dollar amounts consistent with its 2004 business plan.

                  (e) Maintain its overall product development expenses at dollar amounts consistent with achieving 2004 product development expenses of at least $2.4 million.

      5.2 ACCESS TO BOOKS AND RECORDS; ACCESS TO CUSTOMERS AND EMPLOYEES. At mutually agreeable times during the Interim Period, Seller shall permit Buyer and its authorized representatives to have full access to all of Seller's assets, properties, books, accounting, financial and statistical records (including auditor work papers), corporate records and contracts provided that such access shall be provided in a manner that will not unduly disrupt Seller's business. Seller shall permit Buyer to have access to Seller's employees, Distributors and Suppliers and independent contractors as determined by Seller in its reasonable discretion, and other business files and information as Buyer may from time to time reasonably request, provided that such access shall be provided in a manner that will not unduly disrupt Seller's business. In addition, Seller and Buyer shall work together to develop a mutually agreeable customer survey, anonymous with respect to its source, for distribution to, and completion by, Seller's Customers (the "CUSTOMER DUE DILIGENCE REVIEW"); provided, however, Buyer shall use no survey or other communication with Seller's Customers unless ultimately approved by Seller, which approval shall not be unreasonably withheld.

      5.3 NOTICE OF DEFAULT. During the Interim Period, promptly upon the occurrence of, or promptly upon Seller or any Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Seller or a Stockholder prior to the date hereof, of any of the representations, warranties or covenants of Seller or a Stockholder contained in or referred to in this Agreement or in any Exhibit or Schedule referred to herein, Seller and the Stockholders shall give detailed written notice thereof to Buyer.

      5.4 CONSUMMATION OF AGREEMENT; CONSENTS. During the Interim Period, each of Seller and the Stockholders shall use its, his or her best commercial efforts to perform and fulfill all conditions and obligations to be performed and fulfilled under this Agreement by it, to the end that the transactions contemplated by this Agreement shall be fully carried out. In this regard, each of Seller and the Stockholders will use its, his or her best commercial efforts to obtain, prior to the Closing, all Approvals and other authorizations, waivers and consents, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, the consent of
(a) each landlord or lessor under any lease to be assumed by Buyer hereunder in connection with its assignment from Seller to Buyer, and (b) the consent of each other party to any Acquired Contract to be assigned to Buyer by Seller hereunder, to the extent a consent is required by the terms thereof.

      5.5 FINANCIAL INFORMATION.

            (a) Seller will furnish Buyer with unaudited financial statements for Seller's business for the month ended October 31, 2004 and for each additional full monthly period ending prior to the Closing Date, as soon as they become available. Seller will prepare each of the additional financial statements on a basis consistent with the Unaudited Financial Statements delivered pursuant to, and in compliance with the representations set forth in, Section 2.7.

            (b) Seller will use its best commercial efforts to have prepared and delivered to Buyer, as promptly as possible, (i) audited balance sheets of Seller as of December 31, 2003, 2002, 2001 and audited statements of income, stockholder's equity (deficit) and cash flows of Seller for each year in the three (3) year period ended December 31, 2003, prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP") (provided, that if the Closing Date occurs in 2005, at Buyer's request, Seller shall also have prepared and delivered to Buyer, as promptly as possible, an audited balance sheet as of December 31, 2004 and audited statements of income, stockholders' equity (deficit) and cash flows of Seller for the fiscal year ending December 31, 2004, prepared in accordance with GAAP), in each case accompanied by an unqualified opinion of Seller's auditors (the "AUDITED FINANCIAL STATEMENTS"); and (ii) statements of income, stockholders' equity (deficit) and cash flows, prepared in accordance with GAAP, for the three-month periods ended March 31, 2003 and 2004, the three-month and six-month periods ended June 30, 2004, and the three-month and nine-month periods ended September 30, 2003 and 2004, such statements to be reviewed by Seller's auditors in accordance with Statement on Auditing Standards
      (SAS) No. 100, Interim Financial Information (SAS No. 100) (the "QUARTERLY REVIEWS").

      5.6 LEASED REAL PROPERTY.

            (a) Seller shall maintain the Leased Real Property in the same condition as the same is in as of the date of this Agreement, subject only to reasonable use and wear, and shall maintain in force fire and extended coverage casualty insurance on the Leased Real Property; and court or governmental body seeking to restrain or prohibit, or seeking material damages or other material relief in connection with, the execution and delivery of this Agreement or any of the agreements, documents and instruments contemplated hereby, or the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have an Material Adverse Effect on Seller, on the one hand, or Buyer, HCOC and HCCI, on the other hand.

            (d) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

            (e) Closing Deliverables. At the Closing, Seller shall have received the following:

                  (i) Certificates.

                        (A) A certificate executed on behalf of Buyer, HCOC and
            HCCI, dated as of the Closing Date, certifying to Seller and the Stockholders that the statements set forth in Section 7.2(a) are true and correct as of the Closing.

                        (B) A certificate executed on behalf of Buyer, HCOC and
            HCCI, dated as of the Closing Date, certifying to Seller and the Stockholders that the resolutions by which the corporate action on the part of Buyer, HCOC and HCCI necessary to approve this Agreement and the transactions contemplated hereby were taken and that the copies of the text of such resolutions are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

                        (C) A certificate issued by the Secretary of State of
            the State of Delaware certifying that each of Buyer, HCOC and HCCI has legal existence and is in good standing (or comparable concept).

                  (ii) Indemnification Escrow Agreement. The Indemnification Escrow Agreement, executed by Buyer, HCOC, HCCI and the Escrow Agent.

                  (iii) Agreement of Assumption of Liabilities. An executed copy of the Agreement of Assumption of the Liabilities by Buyer in the form of Exhibit F hereto (the "AGREEMENT OF ASSUMPTION OF THE LIABILITIES").

                  (iv) Other Documentation. Any other supporting documents,
            certificates or instruments as are reasonably requested by Seller.

            (f) Merrimack Transaction. The closing of the transactions contemplated by the Merrimack Purchase Agreement shall have occurred.

                          SECTION 8 - INDEMNIFICATION

      8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            (a) All of the representations, warranties, covenants and agreements made by each party in this Agreement or the other Transaction Documents are material, shall be deemed to have been relied upon by the party or parties to whom they are made (with all parties hereto reserving their respective rights hereunder), and shall bind the parties' successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall survive the Closing and inure to the benefit of the parties and (subject to Section 12.5 below) their respective successors and assigns, whether so expressed or not; provided, however, that notwithstanding any provisions of this or any other agreement, document or instrument to the contrary, the representations and warranties of the parties hereunder shall, except as otherwise provided in this Agreement, expire, terminate and be of no further force and effect after the second
      (2nd) anniversary of the Closing Date (the "SURVIVAL PERIOD").

            (b) Notwithstanding Section 8.1(a), the Survival Period shall not be applicable to, and a claim for indemnification may be made by an Indemnified Party (as defined below) at any time prior to the expiration of the applicable statute of limitations in respect of, any and all losses, judgments, assessments, liens, demands, taxes, settlements, claims, fines, interest, penalties, obligations, liabilities, diminution in value, damages, costs and expenses (including any and all reasonable costs, fees and expenses (including reasonable attorneys' fees) incident to any of the foregoing) ("LOSSES") asserted against or incurred or sustained by any of the Indemnified Parties (as defined below), as the same are incurred, arising out of, relating to, or resulting from, or in whole or in part sustained in connection with (the following, "EXCLUDED CLAIMS"):

                  (i) Seller's or the Stockholders' fraud;

                  (ii) Seller's or the Stockholders' intentional
            misrepresentation or breach of warranties contained in this Agreement or in any other Transaction Document;

                  (iii) Seller's or the Stockholders' failure to perform
            covenants contained in this Agreement or in any other Transaction Document;

                  (iv) Seller's or the Stockholders' misrepresentation or breach of warranties contained in Sections 2.4, 2.5(a), 2.6(e), 2.19, 2.25, 3.2(a), 3.3 or 3.4; or

                  (v) any Excluded Liability (including, without limitation,
            Taxes).

            (c) The expiration of any representation or warranty as provided in this Section 8.1 shall not affect the rights of an Indemnified Party in respect of any claim made by such Indemnified Party in a writing received by the party against whom such claim is made prior to the expiration of the Survival Period provided herein.

      8.2 INDEMNIFICATION BY SELLER AND THE STOCKHOLDERS. Seller and the Stockholders, jointly and severally, except with respect to claims arising under
Section 3 in which case the Stockholders severally but not jointly, and their respective successors, heirs and assigns (each, a "SELLER INDEMNIFYING PARTY" and, collectively, the "SELLER INDEMNIFYING PARTIES"), hereby agree to indemnify, defend and hold Buyer, HCOC and HCCI, each of their respective directors, officers, members, shareholders, employees, affiliates, agents, direct and indirect parent and subsidiary companies, representatives and successors and assigns (each, a "BUYER INDEMNIFIED PARTY" and, collectively, the "BUYER INDEMNIFIED PARTIES"), harmless from, against and in respect of, any and all Losses asserted against or incurred or sustained by any of the Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

            (a) any misrepresentation or breach of warranty by Seller or the Stockholders contained in this Agreement or in any other Transaction Document;

            (b) the non-performance of any covenant, agreement or obligation to be performed on the part of Seller or the Stockholders under this Agreement or any other Transaction Document; or

            (c) any Excluded Liability (including, without limitation, Taxes).

      8.3 INDEMNIFICATION BY BUYER, HCOC AND HCCI. Buyer, HCOC and HCCI, jointly and severally, and their successors and assigns (each, a "BUYER INDEMNIFYING PARTY" and, collectively, the "BUYER INDEMNIFYING PARTIES") hereby agree to indemnify, defend and hold Seller and its directors, officers and stockholders (each, a "SELLER INDEMNIFIED PARTY" and, collectively, the "SELLER INDEMNIFIED PARTIES"), harmless from, against and in respect of, any and all Losses asserted against or incurred or sustained by any of the Seller Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

            (a) any misrepresentation or breach of warranty by Buyer, HCOC or HCCI contained in this Agreement or in any other Transaction Document;

            (b) the non-performance of any covenant, agreement or obligation to be performed on the part of Buyer, HCOC or HCCI under this Agreement or any other Transaction Document;

            (c) any Assumed Liability with respect to the period following the Closing Date; or

            (d) the operation of the business acquired by Buyer hereunder following the Closing Date.

      8.4 NOTICE AND OPPORTUNITY TO DEFEND. Promptly after the receipt by any Buyer Indemnified Party or any Seller Indemnified Party, as the case may be (hereafter referred to as the "INDEMNIFIED PARTY"), of notice of any claim or the commencement of any action or proceeding by a third party, the Indemnified Party will, if a claim with respect thereto is to be made against Seller or any Stockholder, Buyer, HCOC or HCCI, as the case may be, hereunder (the party or parties against which the claim is to be made, an "INDEMNIFYING PERSON" and, together, the "INDEMNIFYING PERSONS") pursuant to Section 8.2 or Section 8.3 give each of the Indemnifying Persons written notice of such claim or the commencement of such action or proceeding, provided that failure of the Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the obligations under this Section 8 of the Indemnifying Persons with respect thereto except and only to the extent that they can demonstrate actual loss or material prejudice as a result of such failure. The Indemnifying Persons, acting together, may elect to defend against such claim or defend such action or proceeding, at their sole cost and expense, and in such event the Indemnified Party shall, at its sole expense, have the right to participate in (but not control) the defense through counsel chosen by the Indemnified Party; provided, however, that the Indemnifying Persons' right to defend any such action or claim shall be conditioned upon such Indemnifying Persons providing the Indemnified Party with written notice to the effect that such Indemnifying Persons would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Persons shall be fully responsible (with no reservation of rights) for all liabilities relating to such claim and that it will provide absolute indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such claim; provided, further, that the assumption of defense of any such matters by the Indemnifying Persons shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification; and further provided, that prior to such assumption of defense, the Indemnifying Persons shall provide the Indemnified Persons with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Persons will have the financial resources to defend the claim, liability or expense and to pay and perform any liability or obligation which may arise out of or in any way relate to such claim, liability or expense or the facts giving rise thereto. If the Indemnifying Persons (a) are in good faith so defending, or (b) are not given the opportunity to so defend pursuant to the preceding sentence, as the case may be, the Indemnified Party shall not compromise or settle any such claim, action or proceeding without the prior written consent of each of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Persons cannot or do not so elect to defend or do not continue to do so in good faith in accordance with the terms of this Section 8.4, the Indemnified Party may defend such claim or defend such action or proceeding in such manner as the Indemnified Party may deem appropriate, including, but not limited to, settling such claim or action or proceeding (after giving notice of the same to each of the Indemnifying Persons) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Persons shall assist and cooperate fully with such defense as reasonably requested by the Indemnified Party and shall promptly indemnify and hold harmless (including against all reasonable attorneys' fees) the Indemnified Party in accordance with the provisions of Section 8.2 or Section 8.3, as applicable.

      8.5 COOPERATION. Each party hereto shall cooperate in the defense of any third party claim, action or proceeding that is subject to indemnification under this Section 8. Should any

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

expense be involved (other than a nominal expense) in giving such cooperation, the Indemnifying Persons shall defray and pay in full all such expense.

      8.6 INDEMNIFICATION LIMITS. Notwithstanding anything to the contrary contained in this Agreement:

            (a) No indemnification under Section 8.2(a) shall be made by any Seller Indemnifying Party, nor shall any Seller Indemnifying Person have any liability under Section 8.2(a) with respect to any claim or claims for indemnification made by Buyer Indemnified Parties, unless the aggregate amount of Losses subject to indemnification pursuant to Section 8.2(a) in respect of such claim or claims shall exceed $100,000 (the "SELLER INDEMNIFICATION THRESHOLD"), whereupon the full amount of such Losses in excess of the Seller Indemnification Threshold in respect of such claims shall be recoverable by the Buyer Indemnified Parties in accordance with the terms hereof; and the aggregate amount required to be paid by all Seller Indemnifying Parties in respect of all claims for indemnification made by Buyer Indemnified Parties pursuant to Section 8.2(a) shall in no event exceed $12,500,000 (the "SELLER INDEMNIFICATION CAP") and none of the Seller Indemnifying Parties shall have any liability to any Buyer Indemnified Party for, and such Buyer Indemnified Parties shall have no right to recover from any Seller Indemnifying Party any amount of, Losses which exceed (and from and after the time such Losses exceed) the Seller Indemnification Cap; provided, however, that no limitation pursuant to this Section 8.6(a) shall apply in respect of claims for indemnification made by Buyer Indemnified Persons pursuant to Section 8.2(a) for Losses arising out of, relating to, or resulting from, or in whole or in part sustained in connection with, any Excluded Claims.

            (b) No indemnification under Section 8.3(c) shall be made by any Buyer Indemnifying Party, nor shall any Buyer Indemnifying Party have any liability under Section 8.3(c) with respect to any claim or claims for indemnification made by Seller Indemnified Parties, unless the aggregate amount of Losses subject to indemnification pursuant to Section 8.3(c) in respect of such claim or claims shall exceed $100,000 (the "BUYER INDEMNIFICATION THRESHOLD"), whereupon the full amount of such Losses in excess of the Buyer Indemnification Threshold in respect of such claims shall be recoverable by the Seller Indemnified Parties in accordance with the terms hereof; and the aggregate amount required to be paid by all Buyer Indemnifying Parties in respect of all claims for indemnification made by Seller Indemnified Parties pursuant to Section 8.3(c) shall in no event exceed the value of the Assumed Liabilities as determined as of the Closing Date (the "BUYER INDEMNIFICATION CAP") and none of the Buyer Indemnifying Parties shall have any liability to any Seller Indemnified Party for, and such Seller Indemnified Parties shall have no right to recover from any Buyer Indemnifying Party any amount of, Losses which exceed (and from and after the time such Losses exceed) the Buyer Indemnification Cap.

            (c) The amount of any Losses for which a claim or claims for indemnification pursuant to Section 8.2 or Section 8.3 are made by an Indemnified Party shall be deemed to be reduced to the extent insurance proceeds are actually received by the Indemnified Parties to cover such Losses (net of any increase in premiums or other expenses incurred to obtain such proceeds).

      8.7 PAYMENT OF CLAIMS. In the event that a Buyer Indemnified Party sustains or incurs Losses for which it is entitled to be indemnified by Seller or the Stockholders under this Agreement, such Buyer Indemnified Party shall be entitled (in addition to collecting directly from the Seller or a Stockholder) to receive the amount of such Losses from the Escrow Amount. Notwithstanding the foregoing, it is understood and agreed that amounts for which a Buyer Indemnified Party is entitled to indemnification hereunder shall be paid first by delivery of cash from the Escrow Amount held pursuant to the Indemnification Escrow Agreement, to the extent thereof, and thereafter shall be paid by the Seller and Stockholders (subject to the limitations otherwise set forth herein). Claims against the Escrow Amount shall be made in accordance with the terms of the Indemnification Escrow Agreement. In the event that a Seller Indemnified Party sustains or incurs Losses for which it is entitled to be indemnified by Buyer, HCOC or HCCI under this Agreement, such Seller Indemnified Party shall be entitled to collect directly from Buyer, HCOC or HCCI.

                            SECTION 9 - TERMINATION

      9.1 TERMINATION. At any time prior to the Closing, this Agreement may be terminated:

            (a) by mutual consent of each of the parties hereto;

            (b) by Buyer, HCOC and HCCI if there has been fraud, a material misrepresentation or breach of warranty, or a material breach of covenant, by Seller or any Stockholder, which, in the case of any such misrepresentation or breach, has not been cured within twenty (20) days after the giving of written notice by Buyer, HCOC and HCCI to Seller and the Stockholders specifying such misrepresentation or breach;

            (c) by Seller and the Stockholders if there has been fraud, a material misrepresentation or breach of warranty, or a material breach of covenant, by Buyer, HCOC or HCCI, which, in the case of any such misrepresentation or breach, has not been cured within twenty (20) days after the giving of written notice by Seller and the Stockholders to Buyer, HCOC and HCCI specifying such misrepresentation or breach;

            (d) by Buyer, HCOC and HCCI if the conditions specified in Section
      7.1 have not been satisfied or waived at or prior to the Closing (except for any such conditions that are intended to be satisfied at the Closing);

            (e) by Seller and the Stockholders if the conditions specified in
      Section 7.2 have not been satisfied or waived at or prior to the Closing Date (except for any such conditions that are intended to be satisfied at the Closing);

            (f) by either party if the Closing shall not have occurred on or before March 31, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

      9.2 EFFECT OF TERMINATION. If this Agreement is terminated prior to the Closing pursuant to the provisions of Sections 9.1(a), (d), (e), or (f) all obligations of the parties hereunder shall terminate without liability of any party to any other party, except for the provisions of (a) Section 5.9 and
Section 6.4 relating to certain confidentiality obligations, (b) Section 12.9 relating to publicity and disclosures, (d) Section 12.1 relating to expenses,
(e) Section 12.3 relating to notices, and (f) this Section 9. If this Agreement is terminated prior to the Closing pursuant to Sections 9.1(b) or (c), then the party who committed such fraud or made such material misrepresentation or breach of warranty or breach of covenant shall be liable to the other parties hereto for, and shall indemnify such other parties against, all damages sustained by such other parties as a result of such termination.

      9.3 RIGHT TO PROCEED. Notwithstanding anything in this Agreement to the contrary, if any of the conditions specified in Section 7.1 have not been satisfied, Buyer, HCOC and HCCI shall have the right to proceed with the transactions contemplated hereby without waiving any of their respective rights hereunder. If any of the conditions specified in Section 7.2 have not been satisfied, Seller and Stockholder shall have the right to proceed with the transactions contemplated hereby without waiving any of their respective rights hereunder.

      9.4 BUYER'S RIGHT TO SPECIFIC PERFORMANCE. Notwithstanding anything to the contrary contained in this Agreement, it is specifically understood and agreed that any material breach by Seller and the Stockholders of its and their obligation to sell, assign, and transfer the Purchased Assets to Buyer will result in irreparable injury to Buyer, HCOC and HCCI, that the remedies available to Buyer, HCOC and HCCI at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which Buyer, HCOC and HCCI may have, Buyer, HCOC and HCCI may enforce their rights by an action for specific performance and Seller and the Stockholders expressly waive the defense that a remedy in damages will be adequate.

      9.5 SELLER'S RIGHT TO LIQUIDATED DAMAGES. Notwithstanding anything to the contrary contained in this Agreement, it is specifically understood and agreed that if, and only if, this Agreement is terminated by Seller and the Stockholders pursuant to Section 9.1(c) above at a time when none of Seller nor any Stockholder has breached (or continues to breach) in any material respect any of its, his or her obligations hereunder, Buyer, HCOC or HCCI shall pay to Seller an amount equal to $350,000. Seller and the Stockholders acknowledge and agree that any payment by Buyer, HCOC or HCCI pursuant to this Section 9.5 shall constitute liquidated damages (the adequacy of which is hereby acknowledged by Seller and Stockholder) and shall be the sole and exclusive remedy of Seller and the Stockholders in the event of such termination. The parties further acknowledge that such liquidated damages are not in the manner of a penalty, but rather are to compensate Seller and the Stockholders for the time, expense, effort and lost business opportunities incurred in connection with the transaction contemplated hereby, the exact value of which the parties agree is difficult to determine.

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

      9.6 WAIVER. Seller and the Stockholders may extend the time for the performance of any of the obligations or other acts of Buyer, HCOC or HCCI hereunder, waive any inaccuracies in the representations and warranties of Buyer, HCOC or HCCI contained herein or in any document delivered pursuant hereto, or waive compliance by Buyer, HCOC or HCCI with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Seller. Buyer, HCOC or HCCI may extend the time for the performance of any of the obligations or other acts of Seller or the Stockholders hereunder, waive any inaccuracies in the representations and warranties of Seller or the Stockholders contained herein or in any document delivered pursuant hereto, or waive compliance by Seller or the Stockholders with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Buyer, HCOC or HCCI.

                SECTION 10 - POST-CLOSING RIGHTS AND OBLIGATIONS

      10.1 COLLECTION OF ASSETS. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer, from time to time, any cash, credit card payments or other property that Seller may receive with respect to the Purchased Assets other than payments to which Seller is entitled pursuant to this Agreement.

      10.2 PAYMENT OF OBLIGATIONS. Seller shall duly and timely pay and perform all of the Excluded Liabilities in the ordinary course of business as they become due, except for such liabilities contested in good faith by Seller.

      10.3 ASSUMED LIABILITIES. After the Closing, Buyer shall duly and timely pay and perform all of the Assumed Liabilities in the ordinary course of business as they become due.

      10.4 ADJUSTMENT OF OPERATING EXPENSES. All operating expenses of Seller's business, including, but not limited to, rent, real estate taxes, payroll expenses, payroll taxes, employee bonuses, equipment maintenance contracts, utilities expenses, and postage expenses, shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to the extent necessary in order that all such expenses attributable to the operation of Seller's business prior to the Closing Date (regardless of the date of order or invoice) shall be for the account of, and paid by, Seller, and all such expenses attributable to the operation of Seller's business from, after and including the Closing Date (regardless of the date of order or invoice) shall be for the account of, and paid by, Buyer.

            (a) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 10.4 shall be made in accordance with Seller's historical financial and accounting practices, policies and procedures.

            (b) For purposes of making the adjustments pursuant to this Section 10.4, within 45 days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Buyer and Seller, Buyer and Seller shall agree on an itemized list (the "ADJUSTMENT LIST") of all sums to be credited to or charged against the account of Buyer, with a brief explanation in reasonable detail thereof. Such list shall show the net amount credited to or charged against the account of Buyer. If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay such amount to Buyer; and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller. Payment of the Adjustment Amount shall be made not later than 15 business days following the completion of the Adjustment List.

            (c) In the event that Seller and Buyer cannot agree on the Adjustment List, any disputed items shall be submitted for resolution to a mutually agreed upon accounting firm.

            (d) The Adjustment List, as finally determined, shall be final, conclusive, and binding on the parties hereto for purposes of determining the Adjustment Amount to be paid pursuant to this Section 10.4.

      10.5 NON-COMPETITION BY SELLER.

            (a) Seller covenants and agrees that, during the period commencing on the Closing Date and ending on the date which is five (5) years after the Closing Date, it will not, without the express written consent of HCCI, directly or indirectly (through any subsidiary, affiliate or controlled entity of the Seller) (collectively, the "SELLER ENTITIES," and individually, a "SELLER ENTITY"), whether as owner, partner, shareholder, consultant, agent, co-venturer or otherwise, and Seller and each Stockholder will cause each Seller Entity not to, anywhere in the United
      States: (i) engage or participate in, assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business that engages in any activity that is directly competitive with the Company Business (as defined below), or (ii) hire or engage or attempt to hire or engage for or on behalf of Seller, any Seller Entity or any such competitor, any officer or employee of HCCI or any direct or indirect subsidiary of HCCI (collectively, the "COMPANY ENTITIES," and, individually, a "COMPANY ENTITY"), or any former officer or employee of any Company Entity or any Seller Entity who was employed by any Company Entity or any Seller Entity at any time within the twelve (12) month period prior to the date of such hiring or attempt to hire, (iii) encourage, for or on behalf of such Seller, any Seller Entity or any such competitor, any such officer or employee or any such former officer or employee to terminate his or her relationship or employment with any Company Entity, (iv) solicit, for or on behalf of such Seller, any Seller Entity or any such competitor, any customer of any Company Entity who was a customer of any Company Entity or Seller within the twelve (12) month period prior to the date of such solicitation, and (iv) diverting to any Person any customer or business opportunity of any Company Entity. For purposes of this Agreement, "Company Business" shall mean the business of developing and publishing education products which are sold to schools, libraries and consumers.

            (b) It is the intention of the parties that if any of the restrictions or covenants contained herein is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time which is not permitted by applicable law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

      10.6 EMPLOYEES.

            (a) Buyer shall, on the Closing Date and subject to the prospective employees satisfying all reasonable hiring requirements of Buyer, offer to hire substantially all employees of Seller at positions with comparable levels of responsibility and compensation (including bonus opportunity) as such employees held prior to the Closing. Such employees will be at-will employees of Buyer (and as such, such employees may be discharged at any time without liability hereunder) subject to such terms and conditions of employment as Buyer may determine. Other than with respect to Assumed Liabilities specifically assumed hereunder, Buyer shall not be liable, and Seller shall remain exclusively liable, for all obligations and liabilities, including, without limitation, accrued vacation pay (subject to the roll-over option described in this Section 10.6(a)) and sick pay, that may arise or have arisen from the employment of employees with, or the termination of their employment by, Seller prior to the Closing Date. Seller agrees to pay all such obligations or liabilities or promptly reimburse Buyer in the event that Buyer assumes such obligations or liabilities failing payment by Seller. Employees hired by Buyer shall (i) have the option to roll-over and be credited with, under HCCI's vacation plan, any accrued and unused vacation time which such employees would be entitled, under Seller's policies, to roll over into calendar year 2005;
      (ii) be credited with the full amount of time of service as an employee of Seller for all applicable purposes under HCCI's employee benefit plans, including, without limitation, HCCI's vacation plan and 401(k) plan, (iii) receive employee benefits on a basis consistent with employees at other subsidiaries of HCCI, and (iv) be eligible to receive a bonus for fiscal year 2005 in accordance with the bonus plan attached as Schedule 10.6 hereto.

            (b) To the extent assignable, Seller shall assign (and shall obtain the necessary consents to assign) to Buyer as of the Closing, and Buyer shall accept the assignment of, Seller's Employee Plans related to the provision of health, dental and related benefits to Seller's employees as specified on Schedule 2.18.

                            SECTION 11 - DEFINITIONS

      11.1 CERTAIN DEFINITIONS. For purposes of this Agreement, capitalized terms are generally defined in the Agreement where they are first used. The following terms which are not so defined shall have the following meanings:

            (a) "Affiliate" of a Person means (i) with respect to a Person, any member of such Person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, manager, member, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and
      (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity.

            (b) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (c) "Copyrights" means, collectively, copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

            (d) "Intellectual Property Assets" means, collectively, Patents, Marks, Copyrights, Trade Secrets and any goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

            (e) "knowledge of Seller" means the actual knowledge, after due inquiry, taking into account such Person's relationship and position with respect to the Seller, of each Stockholder and any Persons at Seller holding the title(s) of "director," "vice president," "senior vice president," "executive vice president," "president," "chief financial officer," "chief operations officer," "chief executive officer," "chairman," or such Persons holding equivalent responsibilities regardless of the title.

            (f) "Marks" means, collectively, trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration.

            (g) "Material Adverse Effect" means a material adverse effect on the assets, properties, business, condition (financial or other) or prospects of the applicable party.

            (h) "Patents" means, collectively, patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented).

            (i) "Person" means an individual, corporation, limited liability company, partnership, association, trust, any unincorporated organization or any other entity.

            (j) "Product Development Expenses" means all of Seller's costs and expenses arising out of or related to product development, including, without limitation, all salaries and expenses of Seller's employees engaged in product development activities, all costs and expenses (including, without limitation, rent) related to Seller's Austin, Texas location, and all costs and expenses of Seller's consultants and independent contractors engaged in product development activities for Seller.

            (k) "Seller Intellectual Property Assets" means all Intellectual Property Assets owned by Seller or used in Seller's business. "Seller Intellectual Property Assets" includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

            (l) "Trade Secrets" means, collectively, know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results.

                           SECTION 12 - MISCELLANEOUS

      12.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of Seller relating in any way to the purchase and sale of the Purchased Assets hereunder and the transactions contemplated hereby, including, without limitation legal, accounting or other professional expenses of Seller and the Stockholders, shall be charged to or paid by or included in any of the Assumed Liabilities; provided, however, that
(a) Buyer and Seller shall each pay 50% of any fees and expenses incurred by Seller in connection with the preparation and delivery of the Audited Financial Statements, and (b)Buyer shall pay any fees and expenses incurred by Seller in connection with the preparation and delivery of (i) the Quarterly Reviews, and
(ii) any audit relating to the fiscal year ending December 31, 2004.

      12.2 GOVERNING LAW; JURISDICTION; VENUE.

            (a) This Agreement shall be construed under and governed by the internal laws of the State of New Hampshire without regard to its conflict of laws provisions.

            (b) TO THE EXTENT THAT EITHER PARTY SEEKS JUDICIAL INTERVENTION IN RESPECT OF ANY DISPUTES, CLAIMS, OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN MANCHESTER, NEW HAMPSHIRE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE

      TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. EXCEPT AS PROVIDED IN SECTION 12.11(d) HEREOF, EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE.

            (c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF THE COURTS DESCRIBED IN SECTION 12.2(b) HEREOF. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 12.3 HEREOF.

      12.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

      TO BUYER, HCOC or HCCI:             c/o Haights Cross Communications, Inc.
                                          10 New King Street, Suite 102
                                          White Plains, NY 10604
                                          Attn: Chief Financial Officer
                                          Fax: (914) 289-9402

      With a copy to:                     Goodwin, Procter  LLP
                                          Exchange Place
                                          Boston, MA  02109
                                          Attn: David P. Lewis, Esq.
                                          Fax: (617) 523-1231

      TO SELLER OR THE STOCKHOLDERS:

      Prior to the Closing:               c/o Options Publishing, Inc.
                                          P.O. Box 1749
                                          Merrimack, NH 03054
                                          Attn: Roy Mayers
                                          Fax: (603) 424-2971

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

      After the Closing:                  c/o Barbara Russell
                                          134 Colburn Road
                                          New Boston, NH 03070

                                          c/o Roy Mayers
                                          4503 East Rapid Springs Cove

Austin, TX 78746

      With a copy to:                     Wiggin & Nourie, P.A.
                                          670 North Commercial Street, Suite 305
                                          P.O. Box 808
                                          Manchester, NH 03105-0808
                                          Attn: Benjamin F. Gayman, Esq.
                                          Fax: (603) 623-8442

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

      12.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

      12.5 ASSIGNABILITY; BINDING EFFECT. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, that Buyer, HCOC and/or HCCI shall be permitted, without the consent of Seller or any Stockholder, to assign its rights hereunder to any wholly-owned subsidiary of Buyer, HCOC or HCCI now existing or hereafter formed or to any senior lender of Buyer, HCOC and/or HCCI. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      12.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

      12.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one (1) and the same document.

      12.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

      12.9 PUBLICITY AND DISCLOSURES. Prior to the Closing, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and Seller, except as may be required by applicable laws, rules and regulations (including, without limitation, the United States federal securities laws and the rules and regulations promulgated thereunder).

      12.10 BULK SALES LAW. Buyer hereby waives compliance with the provisions of any applicable bulk sales law and Seller agrees to hold Buyer harmless from all claims made by creditors with respect to non-compliance with any bulk sales law.

      12.11 DISPUTE RESOLUTION.

            (a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other Transaction Documents or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted in Manchester, New Hampshire before a single arbitrator (the "ARBITRATOR") and shall be conducted in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the "J.A.M.S. RULES") unless specifically modified herein.

            (b) The parties covenant and agree that the arbitration hearing shall commence within one hundred eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration hearing, the identity of all persons that may testify at the arbitration hearing and a copy of all documents that may be introduced at the arbitration hearing or considered or used by a party's witness or expert. The Arbitrator's decision and award shall be made and delivered within two hundred forty
      (240) days of the selection of the Arbitrator. The Arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

            (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below,
      (i) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. The Arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 12.11 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm, to enforce its rights under the provisions of Section 5.9 or Section 6.4, or to enforce its rights under the provisions of Section 10.5.

            (d) Each of the parties hereto (a) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding,
      (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

                           [SIGNATURE PAGES TO FOLLOW]

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                HCCI:

                                HAIGHTS CROSS COMMUNICATIONS, INC.

                                By: /s/ Peter J. Quandt
                                    --------------------------------------------
                                    Name:  Peter J. Quandt
                                    Title: Chief Executive Officer and President

                                HCOC:

                                HAIGHTS CROSS OPERATING COMPANY

                                By: /s/ Peter J. Quandt
                                    --------------------------------------------
                                    Name:  Peter J. Quandt
                                    Title: Chief Executive Officer and President

                                BUYER:

                                OPI ACQUISITION CO., INC.

                                By: /s/ Peter J. Quandt
                                    --------------------------------------------
                                    Name:  Peter J. Quandt
                                    Title: President

                                SELLER:

                                OPTIONS PUBLISHING, INC.

                                By: /s/ Barbara Russell
                                    --------------------------------------------
                                    Name:  Barbara Russell
                                    Title: President

                                     STOCKHOLDERS:

                                     /s/ Barbara Russell
                                     -------------------------------------------
                                     Barbara Russell

                                     /s/ Roy Mayers
                                     -------------------------------------------
                                     Roy Mayers